Exhibit 99.1

NEWS RELEASE

[Logo of Sparton Corporation]

Sparton Corporation and Specialized Medical Devices Sign a Letter of Intent

(Jackson, Michigan) – May 11, 2005 – Electronics Design and Manufacturing (EMS) service provider, Sparton Corporation (NYSE:SPA) announced that it has signed a binding letter of intent for Sparton to acquire the HDJ Company, Inc. and its wholly owned subsidiary, Specialized Medical Devices, Inc. HDJ is a privately owned company located in Lancaster Pennsylvania and has been in business since the early 1960’s. HDJ’s unaudited sales volume for the year ended December 31, 2004, approximated $9.4 million, with strong earnings.

HDJ manufactures and sells a variety of specialized medical products, generally involving very precise high-quality machining. The company operates from a 45,000 square foot facility with two medical class clean rooms and a large number of very high quality screw and milling machines. The company’s largest market is orthopedic products, including plates, screws and systems for implantation in the human body by a surgeon.

It is Sparton’s intent to continue to operate the business as a wholly-owned subsidiary at its present location and with the current management and staff. The acquisition is subject to the completion of a due diligence review and execution of a definitive purchase agreement. It is expected that the transaction will be completed before July 31, 2005.

About Sparton Corporation
Sparton Corporation (NYSE:SPA), now in its 105th year, provides design engineering and electronics contract manufacturing services utilizing seven manufacturing locations encompassing nearly 855,000 sq. ft. along with several alliance partner facilities throughout North America. Sparton has also opened a manufacturing plant in Vietnam which began operations in March 2005. In addition to strong core competencies including surface mount technology (SMT), plated through-hole (PTH), printed circuit board assembly (PCBA) and complete assembly manufacturing capabilities, Sparton offers a complete range of pre-manufacturing, post-manufacturing and engineering services. Pre-manufacturing services include product development, concurrent engineering, design for test (DFT), design for manufacturing (DFM), design for assembly (DFA), printed circuit board design and quick-turn prototyping. Post-manufacturing services include from repair depot, direct ship, distribution management to field support.

Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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